Exhibit 4.13

INDEMNITY AGREEMENT

THIS AGREEMENT made as of ______, 20__.

BETWEEN:
HELIX BIOPHARMA CORP., having an address at 305 Industrial Parkway South, Unit 3, Aurora, ON L4G 6X7
(“the Corporation” or “Helix”)

AND:

 (the “Indemnitee”)

WHEREAS:

A.
The Indemnitee is a director or officer of the Corporation and also acts, or may act,  from time to time, at the request of the Corporation as a director or officer, or in a similar capacity, of one or more other entities;

B.
The Corporation has agreed to indemnify the Indemnitee from and against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, which is reasonably incurred by the Indemnitee in respect of any civil, criminal, administrative, investigative or other proceeding in which the Indemnitee is or may become involved because of the Indemnitee’s association referred to in Recital A above with the Corporation or other entity, on the terms and conditions set out herein;

C.	This Indemnity Agreement made as of ______, 20__ is being entered into to replace and supercede all previous agreements, if any, between Helix and the Indemnitee relating to the subject matter hereof;

NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE 1  INDEMNIFICATION

1.1   Indemnification
Subject to the terms and conditions of this Agreement, the Corporation shall indemnify the Indemnitee, to the full extent permitted by law, including but not limited to the full extent permitted under the Canada Business Corporations Act, as the same exists on the date hereof or may hereafter be amended (but, in the case of such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the law permitted prior to such amendment), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnitee in respect of any civil, criminal, administrative, investigative or other proceeding in which the Indemnitee is or may hereafter become involved because the Indemnitee is or was a director or officer of the Corporation or acts or acted at the request of the Corporation as a director or officer, or in a similar capacity, of another entity.

1.2   Advance of costs
The Corporation shall advance moneys to the Indemnitee for the costs, charges and expenses of a proceeding referred to in section 1.1. The Indemnitee shall repay the moneys if the Indemnitee does not fulfil the conditions of section 1.3.

1.3   Limitation
The Corporation may not indemnify the Indemnitee under section 1.1 unless the Indemnitee

(a)
acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the Indemnitee acted as director or officer or in a similar capacity at the Corporation's request; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that the Indemnitee's conduct was lawful.

1.4   Indemnification in derivative actions
The Corporation shall, with the approval of a court (as defined in the Canada Business Corporations Act as the same may be amended from time to time or any successor legislation), indemnify the Indemnitee, or advance moneys under section 1.2, in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which the Indemnitee is made a party because of the Indemnitee’s association with the Corporation or other entity as described in section 1.1 against all costs, charges and expenses including an amount paid to settle an action or satisfy a judgment, if the Indemnity fulfils the conditions set out in section 1.3.

1.5   Giving of Notice
The Indemnitee shall give to the Corporation notice in writing as soon as practicable of any claim made against the Indemnitee for which indemnity will or could be sought under this Agreement (the “Indemnification Notice”). Notice to the Corporation shall be given at its principal office and shall be directed to the Corporate Secretary (or such other address as the Corporation shall designate in writing to the Indemnitee).

1.6   Corporation’s obligations upon receipt of Notice
Upon receipt of the  an Indemnification Notice, the Corporation will diligently proceed to obtain such approval necessary, including without limitation, court approval in the case of a request for indemnification pursuant to section 1.4, and will take all other steps necessary to provide the requested indemnification as soon as practicable following receipt of the Indemnification Notice.  The Indemnitee shall provide the Corporation with all such further information, documents, and co-operation as the Corporation may reasonably require in connection with the requested indemnification.

1.7   Taxes
If the Indemnitee is required to include in the Indemnitee’s income, or in the income of the estate of the Indemnitee, any payment made under this Agreement for the purpose of determining income tax payable by the Indemnitee or the estate, the Corporation shall pay an amount by way of indemnity that will fully indemnify the Indemnitee or estate for the amount of all costs, charges and expenses described in sections 1.1 and 1.4 and all income taxes payable as a result of the receipt of the indemnity payment.

ARTICLE 2  ENFORCEMENT, SUBROGATION AND INVALIDATION

2.1   Failure to pay claim
If a claim under this Agreement is not paid by the Corporation, or on its behalf, within thirty days or as soon as practicable, whichever is later, after an Indemnification Notice has been received by the Corporation, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, the Indemnitee shall also be entitled to be paid the expenses of prosecuting such claim.

2.2   Subrogation
In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

2.3   No Invalidation
Any failure by the Indemnitee in his or her capacity as a director or officer of the Corporation or acting, at the request of the Corporation, as a director or officer or person acting in a similar capacity of another entity, or any failure of the Corporation or such other entity to comply with the provisions of the constating documents or by-laws or rules of the Corporation or such other entity or of the statute pursuant to which the Corporation or such other entity was incorporated or organized, will not invalidate any indemnity to which the Indemnittee is entitled under this Agreement.

ARTICLE 3  REPRESENTATIONS AND WARRANTIES

3.1   Corporation’s Representations and Warranties
The Corporation represents and warrants to the Indemnitee, and acknowledges that the Indemnitee is relying on such representations and warranties, that:

(a)	The Corporation has the requisite corporate power and authority to enter into this Agreement and has taken all necessary steps to validly approve the execution and delivery of this Agreement; and

(b)	this Agreement has been duly executed and delivered by the Corporation and is a valid and binding obligation of the Corporation.

3.2   Representation and Warranty of the Indemnitee re: Legal Advice
The Indemnitee hereby represents and warrants to the Corporation and acknowledges and agrees that the Indemnitee has had the opportunity to seek and was not prevented nor discouraged by the Corporation from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that the Indemnitee did not avail himself or herself of that opportunity prior to signing this Agreement, the Indemnitee did so voluntarily without any undue pressure by the Corporation or otherwise and agrees that the Indemnitee’s  failure to obtain independent legal advice shall not be used by the Indemnitee as a defence to the enforcement of the terms and conditions of this Agreement.

ARTICLE 4  MISCELLANEOUS

4.1   Enurement.  This Agreement is binding upon and shall enure to the benefit of the parties, and their heirs, administrators, successors and permitted assigns.

4.2   Assignment.  The Indemnitee may not assign this Agreement or any right herein without the prior written consent of the Corporation.  The Corporation may assign its rights and obligations under this Agreement without the consent of the Indemnitee, provided that without such consent, the Corporation shall continue to remain directly liable to the Indemnitee for the performance of all of the Corporation’s obligations hereunder.

4.3   Number and Gender.  Wherever a singular or masculine expression is used in this Agreement, that expression is deemed to include the plural, the feminine or the body corporate where required by the context.

4.4   Severability.  If any provision of this Agreement is or becomes unenforceable or invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of remaining provisions of this Agreement and such provision will be severable from the remainder of this Agreement.

4.5   Further Assurances.   Each party agrees to take all such actions and execute all such documents within its power as may be necessary or desirable to carry out or implement and give full effect to the provisions and intent of this Agreement.

4.6   Headings.  The headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement.

4.7   Governing Law.  This Agreement shall be construed in accordance with the laws of the Province of Ontario and the parties hereto attorn to the exclusive jurisdiction of the provincial and federal courts of Ontario.

4.8   Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral or written, by and between any of the parties hereto with respect to the subject matter hereof.

4.9   Survival.  This Agreement will survive the resignation, removal, or other termination of the Indemnitee’s appointment as a director or officer of the Corporation or, subject to section 4.14, as a director or officer, or in a similar capacity, of another entity acting at the request of the Corporation.

4.10   Waivers. No waiver of, no consent with respect to, and no approval required under any provision of this Agreement will be effective unless in writing executed by the party against whom such waiver, consent or approval is sought to be enforced, and then any such waiver, consent or approval will be effective only in the specific instance and for the specific purpose given.

4.11   Facsimile, Counterparts and Electronic Execution. This Agreement may be executed by facsimile and in one or more counterparts, each of which when taken together will constitute one and the same instrument and notwithstanding their date of execution shall be deemed to be executed as of the date first set out in this Agreement.  Delivery of an executed signature page to this Agreement by any party by electronic transmission will be as effective as delivery of a manually executed copy of this Agreement by such party.

4.12   All D&O positions included.  This Agreement and the indemnities provided for herein shall extend to all director and officer and similar positions which the Indemnitee held prior to the date hereof, now holds, or may hereafter hold, in the Corporation or in another entity at the request of the Corporation.

4.13   Other Rights.   This agreement shall not operate to abridge or exclude any other rights to which the Indemnitee may be entitled by operation of law under any statute, by-laws of the Corporation, agreement, vote of shareholders of the Corporation, vote of disinterested directors of the Corporation or otherwise.

4.14   Indemnity Ceases. In the case of the Indemnitee now or hereafter acting as a director or officer or in a similar capacity of another entity at the request of the Corporation, the indemnity contained in this Agreement shall not extend to any costs, charges or expenses, including an amount paid to settle an action or satisfy a judgment, in respect of any civil, criminal, administrative, investigative or other proceeding which is based on or arises out of any act or omission occurring after the date the Indemnitee has ceased to act in such capacity at the request of the Corporation.

IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the ___ day of ______, 20__.

HELIX BIOPHARMA CORP.	INDEMNITEE

Per: _________________________	___________________________
Authorized Signatory